Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES FIRST QUARTER PRODUCTION

43% increase in silver production over Q4 2023

FOR IMMEDIATE RELEASE

April 8, 2024

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced its preliminary production results for the first quarter of 2024.

HIGHLIGHTS

1st Quarter 2024 compared to 4th Quarter 2023 (“prior quarter”)

•	Silver production of 4.2 million ounces, a 43% increase.

•	Gold production of 36,592 ounces, in line with prior quarter.

•	Greens Creek silver production increased 10% and gold production in line with prior quarter.

•	Lucky Friday completed ramp-up to full production with 1.1 million ounces of silver produced.

•	Keno Hill throughput increased 29% as the ramp-up continues.

•	Lead production increased 129%; zinc production increased 28% due to ramp-up at Lucky Friday.

“The 43% increase in silver production reflects the consistent, strong performance from Greens Creek, Lucky Friday’s reaching full production in March and Keno Hill continuing its ramp-up”, said Phillips S. Baker, Jr., President and CEO. “Casa Berardi continues to execute on its plan as it transitions to a fully surface operation.”

Baker continued, “Hecla is on track to produce about 17 million ounces in 2024, expected to increase to about 20 million ounces by 2026. Silver is necessary for the energy transition—in 2023, silver used in solar increased about 35% to 190 million ounces with more growth expected. Hecla’s increasing production in safe jurisdictions well-positions our shareholders to benefit from the continuing deficit in silver supply.”

OPERATIONS

Greens Creek

The Greens Creek mine produced 2.5 million ounces of silver, an increase of 10% over the prior quarter. Gold production was 14,588 ounces, unchanged over the prior quarter. The mill achieved throughput of 2,552 tons per day (tpd) during the quarter. Increased silver production was primarily due to higher throughput and a 4% increase in grades.

Lucky Friday

The Lucky Friday mine produced 1.1 million ounces of silver as the mine completed ramp-up to full production in March. Mill throughput was 948 tpd during the quarter. The Company continues to work with the property insurer and has collected $17.4 million of insurance proceeds during the quarter and expects to receive the remaining proceeds during the year.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	1

Casa Berardi

The Casa Berardi mine produced 22,004 ounces of gold in the quarter, in line with the prior quarter, as a 5% increase in throughput was offset by lower grades. The mill operated at an average of 4,194 tpd during the quarter.

Keno Hill

Keno Hill produced 646,312 ounces of silver, an increase of 6% over the prior quarter. The increase in production was attributable to higher throughput, which averaged 277 tpd, an increase of 29% over the prior quarter, partially offset by lower silver grades which were 26.3 ounces per ton.

The mine continues to advance ramp-up to full production, which is expected during the year. The Company continues to work through safety and environmental standards at the mine; with these standards driving the pace of production.

PRODUCTION SUMMARY

	Three Months Ended
	March 31, 2024	Dec 31, 2023
Production			Increase/ (Decrease)
Silver (oz)	4,192,098	2,935,632	43%
Gold (oz)	36,592	37,168	(2)%
Lead (tons)	12,100	5,282	129%
Zinc (tons)	16,211	12,669	28%
Greens Creek—Silver (oz)	2,478,594	2,260,027	10%
Greens Creek—Gold (oz)	14,588	14,651	(0)%
Lucky Friday—Silver (oz)	1,061,065	61,574	1,623%
Keno Hill—Silver (oz)	646,312	608,301	6%
Casa Berardi—Gold (oz)	22,004	22,517	(2)%

(1)	See cautionary statement regarding preliminary statements at the end of this release.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	2

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company’s first quarter 2023 operating results contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported first quarter 2023 results are subject to management’s final review as well as review by the Company’s independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) the Company will produce 17 million ounces of silver in 2024 and increase production to up to 20 million ounces by 2026; (ii) approximately $50 million in proceeds from the Company’s property insurance policy will be collected in 2024; (iii) Keno Hill’s will achieve full production in 2024; (iv) Casa Berardi will transition to a full surface operation in 2024. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company’s 2023 Form 10-K filed on February 15, 2024 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	3

For further information, please contact:

Anvita M. Patil

Vice President – Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: www.hecla.com

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	4